EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-204080) and Registration Statements on Form S-8 (Nos. 333-207179, 333-166173 and 333-25129) of GEE Group, Inc. of our report dated March 29, 2017 relating to the consolidated financial statements of SNI Holdco Inc., appearing in this Form 8-K/A of GEE Group, Inc.

/s/ RSM US LLP

Des Moines, Iowa

June 15, 2017